UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 26, 2019

PQ Group Holdings Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 001-38221

Delaware	81-3406833
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

300 Lindenwood Drive Malvern, Pennsylvania	19355
(Address of principal executive offices)	(Zip Code)

(610) 651-4400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.01 per share	PQG	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 26, 2019, Paul J. Ferrall, Jr. entered into a transition agreement and general release (the “Transition Agreement”) and a consulting agreement (the “Consulting Agreement”), each with PQ Corporation (“PQ”), a wholly owned subsidiary of PQ Group Holdings Inc. (together with PQ, the “Company”), in connection with Mr. Ferrall’s termination of employment with the Company effective on December 31, 2019 (the “Separation Date”).

Under the Transition Agreement, Mr. Ferrall has agreed to a general release of claims in favor of the Company and other terms and conditions in exchange for certain payments and benefits, including: (a) payment of an amount equal to his base salary of $40,000 per month, less applicable taxes and withholdings, during the 18-month period beginning on January 1, 2020 and continuing until June 30, 2021 (such pay to also cover the first 20 days of consulting services Mr. Ferrall may provide under the Consulting Agreement), (b) payment of $36,923.00, less applicable taxes and withholdings, which represents the value of the 20 vacation days Mr. Ferrall would have received for 2020, (c) eligibility to earn his target (75%) annual performance bonus for 2019, with any bonus based on actual performance and paid at the same time as bonuses are paid to Company employees, (d) payment of $180,000.00, less applicable taxes and withholdings, after January 1, 2021, but on or before June 30, 2021, with the exact date to be determined by the Company, and (e) the Company’s continued payment of its share of the premium costs for Mr. Ferrall’s continued participation under COBRA in the Company’s medical and dental plans through June 30, 2021 (subject to earlier termination if Mr. Ferrall secures other employment).

The term of the Consulting Agreement will begin on January 1, 2020 and will continue until June 30, 2021, unless extended or terminated earlier in accordance with its terms. Any outstanding equity awards granted to Mr. Ferrall by the Company will remain subject to their existing terms and, during the term of the Consulting Agreement, notwithstanding anything in the contrary in the agreements governing such awards, will continue to vest. As described above, the compensation that Mr. Ferrall is paid under the Transition Agreement will also cover his compensation for the first 20 days of consulting services. Starting with the 21st day of consulting, Mr. Ferrall will be paid $1,850.00 per day for days he performs services.

The Transition Agreement provides that Mr. Ferrall will be subject to certain restrictive covenants in favor of the Company, including noncompetition and nonsolicitation covenants for a period of 24 months following the Separation Date, and perpetual covenants relating to non-disparagement and confidentiality.

The foregoing descriptions of the Transition Agreement and the Consulting Agreement do not purport to be complete and are subject to, and qualified in their entirety by, the full text of the Transition Agreement and the Consulting Agreement, which are incorporated into this Item 5.02 by reference to Exhibits 10.1 and 10.2 of this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Transition Agreement and General Release, dated November 26, 2019, between PQ Corporation and Paul J. Ferrall, Jr.

10.2	Consulting Agreement, dated November 26, 2019, between PQ Corporation and Paul J. Ferrall, Jr.

104	The cover page from this Current Report on Form 8-K of PQ Group Holdings Inc., formatted in Inline XBRL and included as Exhibit 101

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 3, 2019	PQ Group Holdings Inc.

	By:	/s/ Joseph S. Koscinski
Joseph S. Koscinski
Vice President, Secretary and General Counsel